Exhibit 99.1

Form 4 Joint Filer Information

Name:	Mamoura Diversified Global Holding PJSC
Address:	Al Mamoura A, Al Muroor Street Abu Dhabi United Arab Emirates
Date of Event Requiring Statement:	06/14/2024

Name:	MIC Capital Management 85 RSC Ltd
Address:	2462ResCowork01, 24th Floor, Al Sila Tower Abu Dhabi Global Market Square Al Maryah Island Abu Dhabi United Arab Emirates
Date of Event Requiring Statement:	06/14/2025